Exhibit 99.3

[LETTERHEAD OF LAZARD FRÈRES & CO. LLC]

The Board of Directors

Terminix Global Holdings, Inc.

150 Peabody Place

Memphis, Tennessee 38103

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 13, 2021, to the Board of Directors of Terminix Global Holdings, Inc. (“Terminix”) as Annex B to, and reference thereto under the headings “Summary — Opinion of Terminix’s Financial Advisor” and “The Merger Proposal — Opinion of Terminix’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving Terminix and Rentokil Initial plc (“Rentokil Initial”), which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Rentokil Initial, as amended by that certain Amendment No. 1, dated July 22, 2022 and Amendment No. 2 dated August 19, 2022 (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

	By:	/s/ Mohit Kohli
	Name:	Mohit Kohli
	Title:	Managing Director, Head of Industrials – North America

August 19, 2022